      As filed with the Securities and Exchange Commission on July 15, 2002

                         Registration No. _____________


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       Computerized Thermal Imaging, Inc.
               --------------------------------------------------
               (Exact name of issuer as specified in its charter)



                   Nevada                                87-0458721
       -------------------------------             ------------------------
(State or Other Jurisdiction of Incorporation    (I.R.S. Employer Identification
              or Organization)                               Number)



                        Two Centerpointe Drive, Suite 450
                              Lake Oswego, OR 97035
                                 (503) 594-1210
          ------------------------------------------------------------
          (Address of principal executive offices, including zip code)


            Computerized Thermal Imaging, Inc. 401(k) Retirement Plan
           ----------------------------------------------------------
                            (Full title of the plan)

                    Bernard J. Brady, Chief Financial Officer
                        Two Centerpointe Drive, Suite 450
                              Lake Oswego, OR 97035
                                 (503) 594-1210
           ----------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                 With a copy to:

                         Michael McArthur-Phillips, Esq.
                            Davis Wright Tremaine LLP
                                   23rd Floor
                             1300 S.W. Fifth Avenue
                               Portland, OR 97201
                                 (503) 241-2300

                         CALCULATION OF REGISTRATION FEE

Title of                     Proposed        Proposed
securities                   maximum         maximum
to be            Amount      offering        aggregate          Amount of
registered       to be       price           offering           registration
 (2)(3)(4)       registered  per share (1)   price (1)          fee
--------------------------------------------------------------------------------
Common stock,     350,000     $.78            $273,000           $ 26.00
par value $.001   shares
per share
--------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the "Securities Act"), solely for purposes of calculating the registration fee and based on the average of the high and low price of the Registrant's common stock as reported on the American Stock Exchange on July 11, 2002.

(2) Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Computerized Thermal Imaging, Inc. 401(k) Retirement Plan Restatement 2001, as amended (the "Plan").

(3) This Registration Statement also relates to such additional and indeterminable number of shares of Common Stock as may become issuable as a result of stock dividends, stock splits, recapitalizations, mergers, reorganizations, combinations or exchanges or other similar events.

(4) Includes 22,881 shares of common stock issued previously by the Registrant to the Plan and 327,119 shares that may be issued by the Registrant's Plan in the future.

                                     PART I

                                EXPLANATORY NOTE

         Computerized Thermal Imaging, Inc., has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register certain shares of common stock held by the Computerized Thermal Imaging, Inc. (a) 401(k) Retirement Plan Restatement 2001, as amended(the "Plan") that constitute "restricted securities" (as defined by Rule 144(a)(3) promulgated under the Securities Act, as contemplated by Instruction C to Form S-8 under the Securities Act,(b) certain shares of common stock to be issued by Computerized Thermal Imaging, Inc. to the Plan and (c)the Plan interests themselves. The following Reoffer Prospectus has been prepared in accordance with Part I of Form S-3 under the Securities Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 22,881 shares of common stock acquired by the Plan prior to the date of this Reoffer Prospectus who is the sole selling shareholder ("Selling Shareholder"). Shares of common stock issued by the Registrant from the date of this Reoffer Prospectus, may be resold by the Plan or the Plan participants without regard to this Reoffer Prospectus.

                               REOFFER PROSPECTUS


                                  July 15, 2000
                       COMPUTERIZED THERMAL IMAGING, INC.
                          22,881 SHARES OF COMMON STOCK

         This Reoffer Prospectus relates to the resale of our common stock by the Selling Shareholder listed on Page 14. Our common stock trades on the American Stock Exchange ("AMEX") under the trading symbol "CIO." On July 11, 2002, the closing bid price for our common stock as reported on the AMEX was $0.79 per share.

         The shares of common stock covered by this Reoffer Prospectus (the "Shares") are "restricted securities" under the Securities Act of 1933, as amended(the "Securities Act"), as they were issued pursuant to an exception from registration under the Securities Act. The Reoffer Prospectus has been prepared to enable future sales of such Shares by the Selling Shareholder without restriction.

         Our common stock is speculative and involves a high degree of risk. You should carefully read and consider our discussion of risk factors beginning on page 7 before making an investment decision.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE REOFFER PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  July 15, 2002

                                TABLE OF CONTENTS
Cautionary Statement.........................................................2
Available Information....................................................... 2
Information About Forward-Looking Statements.................................3
Summary of Information in the Reoffer Prospectus.............................3
The Company..................................................................4
The Offering.................................................................7
Risk Factors.................................................................7
Use of Proceeds............................................................. 8
Price Range of Our Common Stock............................................. 8
Description of Securities................................................... 9
Certain Provisions of the Articles of Incorporation and Bylaws..............12
Plan of Distribution........................................................13
Selling Shareholder........................................................ 14
Legal Matters...............................................................15
Experts.....................................................................15
Material Changes........................................................... 15
Information Incorporated into this Reoffer Prospectus.......................15

CAUTIONARY STATEMENT

         You should rely only on the information contained in this Reoffer Prospectus. We have not authorized anyone to provide information different from what is contained in this Reoffer Prospectus. The Selling Shareholder is offering to sell and seeking offers to buy the Shares only in jurisdictions where offers and sales are permitted. The information contained in this Reoffer Prospectus is accurate only as of the date of this Reoffer Prospectus regardless of the time of delivery of this Reoffer Prospectus or of any sale of the Shares.

                                  -------------

AVAILABLE INFORMATION

         We are subject to the reporting requirements of the Securities and Exchange Commission (the "Commission"). We file periodic reports, proxy statements, and other information with the Commission under the Securities Exchange Act of 1934. We will provide, without charge, to each person who receives a copy of this filing, upon written or oral request, a copy of any information that is incorporated by reference into this Reoffer Prospectus (not including exhibits to the information that are incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Requests should be directed to: Computerized Thermal Imaging, Inc., Attn: Investor Relations, Two Centerpointe Drive, Lake Oswego, OR 97035, voice: (503) 594-1210, fax: (503) 594-1215. Our Internet address is www.cti-net.com. The information contained on our web site, however, is not part of this document.

         We have filed a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, with the Commission in connection with the Shares offered by this Reoffer Prospectus. This Reoffer Prospectus does not contain all of the information that is in the Registration Statement. For further information with respect to us, you may inspect without charge and copy our filings at the public reference room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information about the public reference room is available from the Commission by calling 1-800-SEC-0330. The Commission maintains a web site on the Internet that contains reports, proxy statements and other information regarding issuers that file electronically with the Commission. The Internet address of the site is www.sec.gov. Visitors to the site may access information by searching the EDGAR archives on this web site.

                                  -------------

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

         This Reoffer Prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of the Securities Act and Securities Exchange Act of 1934. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied. When used in this Reoffer Prospectus, the words "expects", "anticipates," "intends," "plans," "may," "believes," "seeks," "estimates" and similar expressions generally identify forward-looking statements. All forward-looking statements included in this document are based on information available to the Company ("we", "us", "our", "CTI" and the "Company") on the date of this Reoffer Prospectus. Except as otherwise required under federal and state securities laws, we assume no obligation to update any forward-looking statements.


                SUMMARY OF INFORMATION IN THE REOFFER PROSPECTUS

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION ABOUT US. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ THE ENTIRE REOFFER PROSPECTUS CAREFULLY, INCLUDING OUR DISCUSSION OF RISK FACTORS AND THE FINANCIAL STATEMENTS FILED AS PART OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2001 AND AS PART OF OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2002.

         We design, manufacture and market thermal imaging devices and services for use in clinical diagnosis, pain management and industrial non-destructive testing. We market our products worldwide through an internal sales force and a network of independent distributors.

         To date, we have focused our research activities on the application of thermal imaging technology and the development of equipment and methods utilizing those applications. Our efforts led to the development of our non-invasive and non-destructive infrared imaging systems. We believe our thermal imaging systems generate data, difficult to obtain or not available using other imaging methods, that are useful to health care providers in the detection of certain diseases and disorders and useful to the industry for product quality testing. While we are changing our primary focus from research and development to commercializing our proprietary technology, we expect to continue to conduct research.

         We are publicly traded on the American Stock Exchange under the symbol "CIO". On June 30, 2002, we had 83,004,313 million shares of common stock outstanding held by approximately 29,000 shareholders, primarily individuals. In addition to common stock outstanding, we have approximately 16.4 million shares of common stock underlying warrants and options that remain unexercised. On a fully diluted basis, we have approximately 99.2 million common shares outstanding, 22.7% of which are beneficially owned by insiders and affiliates. Other than our wholly-owned subsidiary, Bales Scientific, Inc., we have no other interest in any other entity.

                                   THE COMPANY

OUR PRODUCTS AND SERVICES

         Our imaging systems integrate standard third party hardware and our proprietary software and heat-sensing camera to produce, interpret, and catalogue thermal images. These systems provide medical professionals with information to assist in the evaluation of breast abnormalities and the management of chronic pain. They also permit non-destructive testing and inspection of industrial products like turbine blades.

         We have developed six significant proprietary technologies: (1) a climate-controlled examination unit to provide patient comfort and facilitate reproducible tests (the "Breast Cancer System 2100 TM"); (2) an imaging protocol that produces consistent results; (3) a statistical model that detects physiological irregularities; (4) infrared imaging and analysis hardware, including our proprietary heat-sensing camera (collectively, we refer to items 2-4 as the "Thermal Imaging Process"); (5) a system to treat pain and other symptoms of diabetes, carpal tunnel syndrome and reflex sympathetic dystrophy syndrome (the "Photonic Stimulator"); and (6) a system for non-destructive testing and examination of turbine blades and other industrial components, including composite materials and metals (the "Turbine Blade Inspection System").

         Our Breast Cancer SystemTM, which uses the Thermal Imaging Process technology, provides a non-invasive, painless adjunct to mammography for the evaluation of breast lesions. The Breast Cancer System tests suspicious breast tissue by first cooling the breast and then monitoring the rate at which the breast reheats. Malignant tissue, because it is more vascular (has more blood flowing to and through it) than benign tissue, reheats more quickly than the normal tissue surrounding it. Our software provides a color-coded thermal image of the breast for interpretation and clinical decision making.

         Mammography and other imaging methods capture a snapshot of structure at a moment in time, but do not provide information about the behavior of the structures exposed. While mammography may detect the presence of an abnormality in the breast, a biopsy is required to determine whether the abnormality is malignant. We believe our technology provides images that expose the behavior of structures and provide health professionals a tool for discriminating between cases requiring invasive biopsy and those that do not. We believe the Breast Cancer System can provide physiological data and reduce the number of biopsies, 80% of which have benign findings, while offering patients, physicians, health care institution and payers the following additional advantages:

         o For the patient - fast, painless and non-invasive diagnostic procedure

         o For the physician - earlier diagnosis of disease and chronic conditions and assistance in providing more cost-effective treatment options

         o For the health care institution - procedure duration comparable to other diagnostic modalities, taking approximately 10 minutes, involving no hazardous radiation and providing immediate digital images to assist in diagnosis

         o   For the payer - significant reduction in cost

         Our Thermal Imaging Process provides continuous information streams and measures changes in temperature over time. By measuring both absolute temperature and changes in temperature over time and comparing that data to empirical information, our systems generate data that indicate the presence of characteristics that indicate certain conditions, e.g., the presence of abnormal or cancerous tissue, casting defects, adhesion failures.

         The Turbine Blade Inspection System provides customers an effective, cost-efficient quality assurance tool. Our system reduces turbine blade test time approximately 90 percent compared to other methods. Using techniques similar to our Breast Cancer System, our technology meets industrial requirements for non-destructive testing and examination of turbine blades and other industrial components, composite materials, and metals. Our automated infrared inspection system thermally stresses the component, collects a series of images, and analyzes them to determine the presence or absence of characteristics determined to correlate with certain manufacturing and usage-induced defects. The analysis identifies defects, abnormalities and flaws in the test material. This system can identify blockages in cooling holes as small as the diameter of a human hair.

PATENTS AND TRADEMARKS

         As we emerge from the product development stage, we anticipate that we will increasingly rely upon formal patent protection for our intellectual property and products. As of June 30, 2002, we have the following patents or patent applications pending before the United States Patent and Trademark
Office:

         o Patent No. 5,999,842, dated December 7, 1999, acquired by assignment from TRW on a Functional Thermal Imaging Apparatus (our Breast Cancer System Patient Positioning Table).

         o Patent No. 6,157,854, dated December 5, 2000, covering techniques designed to reduce or eliminate pain by the application of infrared therapy while monitoring the process as it is being conducted. The techniques involve the use of our Photonic Stimulator to apply infrared energy to a patient while using the Thermal Image Processor to monitor the patient's response to the therapy.

         o Patent application (Serial No. 60/105,147, dated October 21, 1998) for an algorithm used to analyze imaging data collected through our Breast Cancer System.

         o   Patent application (Serial No. 09/487,465, dated January 13,
             2000) for photo irradiation treatment monitored by thermal imaging.

         o Patent application (Serial No. 60/339,725, dated November 1, 2001) for a turbine component inspection system, emphasizing the system's integration and ability to deliver precise thermal stimuli independent of the overall inspection cycle.

         o Patent application (Serial No. 60/339,765, dated November 1, 2001) for a heat exchanger for turbine component inspection system covering an improved convective heat exchanger design for use in the turbine component inspection system.

         o Patent application (Serial No. 60/339,724, dated November 1, 2001) for an infrared imaging arrangement for the turbine component inspection system covering the overall fixture and infrared imager arrangement.

         o   Patent application (Serial No. 10/006,441, dated November 21,
             2001) for software providing operator assistance during the use of an automated infrared inspection system for the inspection of turbine components.

         o Patent application (Serial No. 10/006,436, dated November 21, 2001) for software performing automated analysis of the thermal response of a turbine component to application of thermal stimuli by an infrared inspection system. We expect that other technologies or components of our products will warrant patent protection in the future.

         o Patent application (Serial No. 60/378,764, filed May 7, 2002) for Cold Stimulus Turbine Component Inspection System providing precision delivery of a cold stimulus to be utilized for infared inspection of a turbine component.

REGULATORY (FDA) PROCESS - BREAST CANCER SYSTEM

         Our Breast Cancer System, Thermal Imaging Process and Photonic Stimulator qualify as medical devices under federal law because they are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease but do not interact chemically with the body. Typically, low risk devices substantially similar to approved products already on the market, generally described as Class I or Class II devices, obtain U.S. Food and Drug Administration ("FDA") clearance by the agency's pre-market notification, known as a 510(k) filing. Instruments that entail significant risk, generally described as Class III devices, require manufacturers to submit a Pre-Market Application ("PMA") to the FDA. A PMA typically contains significant clinical testing, manufacturing and other data, all of which are scrutinized by the FDA to demonstrate the product's safety, reliability and effectiveness. The Photonic Stimulator was approved in a 510k filing.

         We are pursuing FDA approval for our Breast Cancer System through the PMA process, because such approval will allow us to reference medical efficacy claims in connection with marketing our Breast Cancer System. We also believe that FDA approval will improve physician acceptance of our systems and help us obtain designation of insurance reimbursement codes. We submitted our PMA in five modules.

         We submitted the fifth module, an evaluation of our clinical studies, on June 15, 2001. The FDA is performing the in-depth scientific, regulatory and manufacturing reviews and inquiries required by its procedures. After the FDA staff completes its work, the PMA will be subjected to an advisory panel for review and recommendation. After the FDA receives the advisory panel recommendation, it will issue a decision.

CONTACTING US

         Our web site is www.cti-net.com. However, the information contained on our web site is not part of this Reoffer Prospectus. Our principal executive offices are located at: Computerized Thermal Imaging, Inc., Two Centerpointe Drive, Suite 450, Lake Oswego, OR 97035, voice: (503) 594-1210, fax: (503)
594-1215.

                                  THE OFFERING

Common stock outstanding . . . . . . . . . . . . . . . .83,004,313 shares  (1)
Common stock to be offered . . . . . . . . . . . . . . . . .22,881 shares by the Selling Shareholder
--------------------------------------------------------------------------------
(1) Includes shares of common stock outstanding as of June 30, 2002, but does not include approximately 16.4 million shares underlying any fully vested and outstanding options and warrants.

THE MARKET FOR OUR COMMON STOCK

         Our common stock trades on the American Stock Exchange under the symbol CIO.

                                  RISK FACTORS

WE ARE SUBJECT TO GOVERNMENT REGULATION.

         Our Breast Cancer System is presently under review with the FDA. There is no assurance that we will receive FDA approval. Failure to secure FDA approval would materially reduce or eliminate the market for our Breast Cancer System and, thereby, materially reduce the chances that we would be profitable.

WE HAVE LIMITED REVENUES FROM OPERATIONS AND MAY NEVER HAVE SUBSTANTIAL REVENUE FROM OPERATIONS.

         Since inception, we have engaged in research and development activities. With limited exceptions, our products have not been used in commercial applications and there is no assurance that the market will accept our products. Without such acceptance, it is unlikely we will ever be profitable.

WE EXPECT TO CONTINUE TO INCUR LOSSES, DEFICITS, AND DEFICIENCIES IN LIQUIDITY THAT COULD IMPAIR OUR ABILITY TO GROW.

         We must develop clinical applications, obtain regulatory approvals and market our products in order to become profitable. There is no assurance that we will be able to accomplish this. We have incurred substantial losses in the past and expect to continue to incur losses, deficits and deficiencies in liquidity due to the significant costs associated with the continuing development and commercialization of our products.

WE MAY HAVE TO RAISE ADDITIONAL CAPITAL IN ORDER TO FUND OPERATIONS IN THE FORESEEABLE FUTURE.

         Until our operating results improve, we will have to rely on outside financing to fund our business. We expect that we will use a combination of equity and debt securities and instruments in order to secure additional funding. The sale of equity securities could dilute our existing shareholders and borrowings from third parties could result in assets being pledged as collateral and loan terms that could restrict our operations. There is no assurance that capital will be available from any source or, if available, upon acceptable terms and conditions.

THE MARKET PRICE OF OUR SHARES IS VOLATILE.

         The market price of our stock may continue to experience wide fluctuations, as it has in the recent past, which could be unrelated to our financial and operating results. Such volatility could result in a material loss in the value of your investment in our shares.

WE COULD ISSUE PREFERRED STOCK AND THIS COULD HARM YOUR INTERESTS.

         We have authorized 3.0 million shares of preferred stock, par value $5.00 per share, none of which are outstanding. The preferred stock, if issued, could have preferential voting, dividend and liquidation rights which adversely affect the rights of our common shareholders. Our authority to issue preferred stock without shareholder approval could discourage potential takeover attempts and could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making such attempts more difficult and costly. The inability for a third party to enter into such a transaction may reduce the value of our shares.

WE RELY ON THIRD PARTIES TO HELP DEVELOP AND MANUFACTURE OUR PRODUCTS. IF THEY FAIL TO PERFORM, FDA APPROVALS, PRODUCT DEVELOPMENT, AND/OR PRODUCTION COULD BE SUBSTANTIALLY DELAYED.

         We depend upon third parties to assist in with clinical studies, product development and the manufacture of our products. Our products are highly specialized and have component parts developed and manufactured according to unique specifications. Although there may be more than one developer or manufacturer for these components, failure to develop or manufacture in a timely manner could result in a loss of business and further result in substantial delays in FDA approvals and/or commercialization of our products.

IF WE WERE UNSUCCESSFUL IN PREVENTING OTHERS FROM USING OUR INTELLECTUAL PROPERTY, WE WOULD LOSE A COMPETITIVE ADVANTAGE.

         Our success will depend, in part, on our ability to use and prevent others from using our trademarks and other intellectual property. We currently hold two patents and have submitted eight patent applications. There can be no assurance that the steps we have taken to protect our property will protect our rights. Defense of our intellectual property could be expensive and time consuming, and parties that misappropriate our intellectual property could have significantly more financial resources than the Company, making it financially impossible to protect our rights.

         WE MAY NOT HAVE ENOUGH PRODUCT LIABILITY INSURANCE.

         The manufacture and sale of medical imaging systems may entail significant risk of product liability claims. There can be no assurance that our insurance coverage will protect us from liabilities that might arise in connection with the sale of our products. Further, we cannot guarantee that the company will be able to renew existing policies, or secure sufficient coverage in the future. Without such insurance, we may have to pay claims with Company funds, thereby making it impossible to maintain operations.

                                 USE OF PROCEEDS

         We will not receive any proceeds upon the sale by the Selling Shareholder of the Shares covered by this Reoffer Prospectus. We will pay for the cost of registering the Shares in this offering.


                         PRICE RANGE OF OUR COMMON STOCK

         Our common stock trades on the American Stock Exchange under the trading symbol CIO. The table summarizes quarterly low and high bid prices per share for our common stock.

                  Fiscal year ended June 30, 2000            Low Bid    High Bid
                  -------------------------------            -------    --------
                  First Quarter                               $ 0.63    $ 1.45
                  Second Quarter                              $ 1.40    $ 5.03
                  Third Quarter                               $ 3.00    $19.97
                  Fourth Quarter                              $ 5.38    $13.75

                  Fiscal year ended June 30, 2001
                  -------------------------------
                  First Quarter                               $ 3.00    $ 9.44
                  Second Quarter                              $ 1.13    $ 5.03
                  Third Quarter                               $ 1.63    $ 3.94
                  Fourth Quarter                              $ 1.95    $ 5.74

                  Fiscal year ended June 30, 2002
                  -------------------------------
                  First Quarter                               $ 1.85    $ 4.05
                  Second Quarter                              $ 1.28    $ 2.40
                  Third Quarter                               $ 0.82    $ 1.62
                  Fourth Quarter                              $ 0.56    $ 1.10

                  Fiscal year ended June 30, 2002
                  -------------------------------
                  July 1 - July 11                            $ 0.65    $ 0.90

         On July 11, 2002, the closing price of our common stock as reported on the AMEX was $0.79 per share. On July 11, 2002, we had approximately 29,000 beneficial shareholders of our common stock and 83,004,313 shares of our common stock outstanding.

                            DESCRIPTION OF SECURITIES

         Under our Articles of Incorporation ("Articles"), we are authorized to issue a total of 203,000,000 shares, of which 200,000,000 shares are common stock, par value $0.001 per share (the "Common Stock") and 3,000,000 shares are preferred stock (the "Preferred Stock"). As of June 30, 2002, there were 83,004,313 shares of Common Stock issued and outstanding. No shares of Preferred Stock are issued or outstanding.

         The following description of certain matters relating to the Common Stock, the Preferred Stock, and Options is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws.

COMMON STOCK

         Common shareholders are entitled to one vote per share on all matters submitted to a shareholder vote. In addition, shareholder are entitled to receive ratably dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore, subject to the payment of preferential dividends with respect to any shares of the preferred stock that may be outstanding. In the event of dissolution, liquidation or winding up, common shareholders are entitled to share ratably in all assets remaining after payment of all our liabilities, subject to the primary distribution rights of the holders of any shares of preferred stock that may be outstanding at that time.

PREEMPTIVE RIGHTS

         Pursuant to Title 7, Chapter 79 of the Nevada Revised Statutes, shareholders of corporations organized before October 1, 1991, with certain limited exceptions set out in the statute, have preemptive rights to acquire unissued shares, treasury shares or securities convertible into such shares, being offered for sale, except to the extent limited or denied by the corporation's Articles of Incorporation. Prior to October 1, 1991, among other circumstances, preemptive rights did not exist with respect to (i) shares issued to our directors, officers or employees pursuant to a vote of the shareholders, or pursuant to a plan authorized by the shareholders, (ii) shares sold for a consideration other than cash, and (iii) shares issued at the same time that the shareholder who claims a preemptive right acquired his shares. We were incorporated on June 10, 1987, and prior to March 16, 1998, our Articles did not provide for any limitation with respect to preemptive rights. In the various offerings of our securities, we did not offer to our existing shareholders preemptive rights to acquire any of the securities so offered other than to persons in exchange for services rendered. The applicable remedy, if any, for our failure to offer to our shareholders the preemptive rights is not certain after the passage of time and Common Stock price fluctuations. Under Nevada law, the preemptive right is only an opportunity to acquire shares upon such terms as the Board of Directors fixes for the purpose of providing a fair and reasonable opportunity for the exercise of such right. If a shareholder were to timely demand preemptive rights for a particular non-excepted prior sale, we might be required to sell additional shares of Common Stock to the complaining shareholder at previously offered prices to enable a shareholder exercising such rights to maintain his ownership percentage for prior sales that would affect preemptive rights. To the extent that any shareholders were entitled to the right to purchase shares of Common Stock upon the exercise of any such preemptive rights, we plan to allow any such requesting shareholder the right to purchase his pro rata amount of such shares at the same price per share to which he would have been entitled if such preemptive rights had been offered in conformity with Nevada law. Any such offering of preemptive rights will be in conformity with the Securities Act and the various states where any such shareholders may be located. If any shareholders were to exercise their preemptive rights within the applicable statute of limitations for any sale of securities which carried a preemptive right prior to March 16, 1998, the percentage interests of investors may be diluted by any such sales of additional securities and the contributions to us from such sales, if required to be offered at the price of previous issuances and if such price is below the current market value, could result in contributions to us at a per share contribution less than the current market value. We cannot speculate whether any shareholders would elect such preemptive rights, if the statute of limitations has not barred such rights, or how much additional capital would be raised or how many shares would be issued or whether other remedies would be available. As of the date of this Reoffer Prospectus, we are not aware of any shareholder who intends to make any claim with respect to our failure to offer any such preemptive rights. On February 4, 1998, a majority of our shareholders voted to amend the Articles to deny preemptive rights with respect to each new issuance of shares of Common Stock. However, the amendment to the Articles will have no effect with respect to preemptive rights that may have existed for certain sales of Common Stock prior to such amendment.

CUMULATIVE VOTING RIGHTS

         Common shareholders do not have cumulative voting rights. Accordingly, holders of more than 50 percent of the issued and outstanding shares of common stock voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares of common stock voting for the election of the directors will be unable to elect any person or persons to the Board of Directors.

PREFERRED STOCK

         We are authorized to issue up to 3,000,000 shares of Preferred Stock in one or more series, to establish the number of shares to be included in each series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. This includes, among other things, voting rights, conversion privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights which may be superior to the Common Stock. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock, and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. The Board of Directors does not currently intend to seek shareholder approval prior to any issuance of authorized, but unissued stock, unless required by law. As of the date of this Reoffer Prospectus, there are no shares of the Preferred Stock issued and outstanding.

OPTIONS

         EMPLOYEE OPTIONS. Messrs. John Ott, David Alles, and Brian Dalio are employees of the Company and were granted options during June 2000 to purchase 825,000 shares of Common Stock in the aggregate at prices between $1.50 to $7.72. As of May 14, 2002, 437,084 of these options were vested and exercisable. This Reoffer Prospectus does not apply to these options or the shares of Common Stock into which these options may be converted.

         CONTRACTOR OPTIONS. Messrs. Harry Register MD., Lawrence Lemak, M.D., John Shearer, M.D., and Dean Clark, D.C., are contractors or consultants to the Company and have been granted options since June 30, 2001, to purchase 75,000 shares of Common Stock in the aggregate at prices between $1.55 and $1.95. As of May 14, 2002, all 75,000 of these options were vested and exercisable. This Reoffer Prospectus does not apply to these options or the shares of Common Stock into which these options may be converted.

WARRANTS AND CONVERTIBLE DEBENTURES

         BEACH BOULEVARD WARRANTS. On December 31, 2001, we concluded a financing with Beach Boulevard, LLC, in which we issued a convertible debenture in the amount of $2.5 million (the "Debenture Offering").

         In connection with the Debenture Offering, we will issue up to 4,201,390 shares of common stock upon conversion of the debenture and otherwise under the debenture acquisition agreements. We also issued a warrant to purchase 260,417 shares of Common Stock. These warrants are exercisable at $2.03 a share and expire December 31, 2004. Pursuant to a registration rights agreement entered into connection with the Debenture Offering, we are required to register 200% of the shares of Common Stock which may be acquired upon exercise of the warrant, or 520,833 shares. In connection with the Equity Line, we issued a warrant to purchase 641,026 shares of Common Stock. These warrants are exercisable at $1.95 a share, are callable if certain conditions are met, and are exercisable, unless called, between April 1, 2002 and April 1, 2007. Pursuant to a Registration Rights Agreement entered into in connection with the Equity Line, we are required to register 112% of the shares of Common Stock that may be acquired upon exercise of the warrant, or 717,949 shares.

         ROTH WARRANTS. We retained Roth Capital Partners, LLC to provide financial advice in connection with the Debenture Offering and Equity Line. As partial compensation for these services, we issued to Roth a warrant to purchase 100,000 shares of Common Stock at an exercise price of $1.87. These were issued January 2, 2002 and will expire January 2, 2007.

         CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

GENERAL

         A number of provisions of our Articles of Incorporation ("Articles") and Bylaws ("Bylaws") concern matters of corporate governance and the rights of shareholders. Certain of these provisions, as well as the ability of the Board of Directors to issue shares Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain shareholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Common Stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of the Board of Directors to issue the Preferred Stock without further shareholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by the shareholders, even if such removal or assumption would be beneficial to our shareholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of the shareholders, and could potentially depress the market price of the Common Stock. The Board of Directors believes that these provisions are appropriate to protect our interests and those of our shareholders.

MEETINGS OF SHAREHOLDERS

         Our Bylaws provide that a special meeting of the shareholders may be called by the Chairman of the Board, the President, the Board of Directors, or the holders of not less than 10 percent of the outstanding shares of our capital stock entitled to vote at such a meeting unless otherwise required by law. Our Bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at the special meeting.

AMENDMENT OF BYLAWS

         The Bylaws provide that the Bylaws may be altered, amended or repealed by the Board of Directors or our shareholders. Such action by the Board of Directors requires the affirmative vote of a majority of the directors present at such meeting.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

         One effect of having authorized but unissued capital stock may be to enable the Board of Directors to render more difficult, or to discourage, an attempt to obtain control of us by means of a tender offer, proxy contest or otherwise, and thereby protect the continuity of the our management. If, in the due exercise of its fiduciary obligations, for example, the Board of Directors determines that a takeover proposal is not in the best interests of the Company or its shareholders, such shares could be issued by the Board of Directors without shareholder approval in one or more private or public offerings or other transactions that might prevent or render more difficult or costly the completion of the proposed takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group, by creating a substantial voting block of institutional or other investors that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. In this regard, our Articles grant the Board of Directors broad power to establish the rights and preferences of the authorized, but unissued Preferred Stock, one or more series of which would be issued entitling holders to vote separately as a class on any proposed merger or consolidation, to convert Preferred Stock into a larger number of shares of Common Stock or other securities, to demand redemption at a specified price under prescribed circumstances related to a change in control, or to exercise other rights designed to impede a takeover.

                              PLAN OF DISTRIBUTION

         This Reoffer Prospectus relates to the aggregate resale of 22,881 Shares that may be resold by the Selling Shareholder.

         The Selling Shareholder and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their Shares on any stock exchange, market, or trading facility on which the Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the Selling Shareholder will sell any or all of the Shares in this offering. The Selling Shareholder may use any one or more of the following methods when selling Shares:

         o Ordinary brokerage transactions and transactions in which the broker- dealer solicits purchasers.
         o Block trades in which the broker dealer will attempt to sell the shares as an agent but may position and resell a portion of the block as principal to facilitate the transaction.
         o Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account.
         o An exchange distribution following the rules of the applicable exchange.
         o  Privately negotiated transactions.
         o  Short sales or sales of shares not previously owned by the seller.
         o Broker-dealers may agree with the Selling Shareholder to sell a specified number of such Shares at a stipulated price per Share.
         o  A combination of any such methods of sale.
         o  Any other lawful method.

A Selling Shareholder may also engage in:

         o Short selling against the box, which is making a short sale when the seller already owns the Shares.
         o Buying puts, which is a contract whereby the person buying the contract may sell shares at a specified price by a specified date.
         o Selling calls, which is a contract giving the person buying the contract the right to buy shares at a specified price by a specified date.
         o Selling under Rule 144 under the Securities Act, if available, rather than under this Reoffer Prospectus.
         o Other transactions in our securities, or in derivatives of our securities, and the subsequent sale or delivery of Shares by the shareholder.
         o Pledging Shares to its brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged Shares.

         Broker-dealers engaged by a Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated.

         If any broker-dealer acts as agent for the purchaser of Shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated.

         The Selling Shareholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. The Selling Shareholder and any broker-dealers or agents involved in selling the Shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act. We pay all fees and expenses incident to the registration of the Shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the Shares in this offering. If we are notified by a Selling Shareholder that they have a material arrangement with a broker-dealer for the resale of Common Stock, then we would be required to amend the Registration Statement of which this Reoffer Prospectus is a part, and file a Reoffer Prospectus supplement to describe the agreements between the selling shareholder and the broker-dealer.

                               SELLING SHAREHOLDER

         The following table describes certain information with respect to the resale of the Shares by the Selling Shareholder as described in this Reoffer Prospectus. We will not receive any proceeds from the resale of Common Stock by the Selling Shareholder.

     RESALE BY THE SELLING SHAREHOLDER OF SHARES CURRENTLY OUTSTANDING ("S")

                           Shares                       Shares
                         Beneficially                Beneficially
                         Owned Before     Amount      Owned After
Shareholder              Resale (1)     Offered(2)      Resale     Percent(3)
----------------------  ------------    -----------  ------------  ----------
Computerized Thermal       22,881          22,881          0           *
Imaging, Inc. 401(k)
Retirement Plan (S)(4)

*  Less than one percent.

(1) Shares Beneficially Owned Before Resale include only the Shares. For purposes of this table, ownership of Shares Currently Outstanding ("S") is calculated based on the record number of outstanding shares believed to be held by such person as of June 30, 2002.
(2) Shares offered include Shares Currently Outstanding ("S") subject to the restrictions of the Securities Act and held by the Selling Shareholder.
(3) Percentage based on the number of shares of Common Stock outstanding as of June 30, 2002, without regard to beneficial ownership as may be calculated under Rule 13d-3 of the Exchange Act. (4) Denotes that Selling Shareholder is an "affiliate."

         A current prospectus must be in effect at the time of the sale the Shares to which this Reoffer Prospectus relates. The Selling Shareholder or a dealer effecting a transaction in the Shares, whether or not participating in a distribution, is required to deliver a prospectus. Unless otherwise exempted, the Selling Shareholder and their agents engaged in the resale of the Shares may be deemed underwriters under the Securities Act.

                                  LEGAL MATTERS

         Certain legal matters relating to the issue and resale of the shares of Common Stock under the Reoffer Prospectus will be passed upon by Davis Wright Tremaine LLP, of Portland, Oregon.

                                     EXPERTS

         The consolidated financial statements incorporated in this Reoffer Prospectus by reference from the Company's Annual Report on Form 10-K/A for the year ended June 30, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements and schedules incorporated by reference into this Reoffer Prospectus from the Company's Annual Report on Form 10-K for the year ended June 30, 2000, have been audited by HJ & Associates LLC, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein. All such statements and schedules are included in reliance upon such reports given upon the authority of said firm as an expert in auditing and accounting.

                                MATERIAL CHANGES

         Except as described in our Form 10-Q for the quarter ended March 31, 2002 and the Form 8-K filed April 9, 2002, May 15, 2002 and June 19, 2002 we have had no material changes since the filing of our Annual Report on Form 10-K/A for our fiscal year ended June 30, 2001.

              INFORMATION INCORPORATED INTO THIS REOFFER PROSPECTUS

         The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Reoffer Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this Reoffer Prospectus the following documents or information filed with the SEC.

         1. The Company's Annual Report on Form 10-KA for the fiscal year ended June 30, 2001, as amended;

         2. The Company's Quarterly Reports on Form 10-Q filed with the Commission for the quarters ended September 30, 2001, December 31, 2001 and March 31, 2002;

         3. The Company's Current Reports on Form 8-K filed with the Commission on November 2, 2001, December 20, 2001, January 14, 2002, April 9, 2002 and May 15, 2002, June 19, 2002; and

         4. All future filings by the Company with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all securities offered under this Reoffer Prospectus have been either sold or deregistered.

         You may request a copy of these filings at no cost by writing to us at:

Computerized Thermal Imaging, Inc., Two Centerpointe Drive, Suite 450, Lake Oswego, OR 97035, or by calling us at (503) 594-1210. We will not provide copies of exhibits to these filings unless the exhibits are specifically incorporated by reference into the body of the filing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents have been previously filed by Computerized Thermal Imaging, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") and are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 filed with the Commission on September 28, 2001, together with Amendment No. 1 on Form 10-K/A filed with the Commission on October 2, 2001, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act");

         (b) The Company's Quarterly Reports on Form 10-Q filed with the Commission for the quarters ended September 30, 2001, December 31, 2001 and March 31, 2002;

         (c) The Company's Current Reports on Form 8-K filed with the Commission on November 2, 2001, December 20, 2001, January 14, 2002, April 9, 2002, May 15, 2002, June 19, 2002; and

         (d) The Company's Registration Statement No. 333-82016 on Form S-3 filed with the Commission on February 1, 2002, together with Amendment No. 1 on Form S-3/A filed with the Commission on March 15, 2002, and including any amendments or reports filed for the purpose of updating such description, in which there is described the terms, rights and provisions applicable to the Company's Common Stock.

         All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

         Not applicable.

Item 5. Interests of Named Experts and Counsel

         Not applicable.

Item 6.  Indemnification of Directors and Officers

         Consistent with the overall scope of Nevada law, our Bylaws at Article VI provides that any director or officer who is the subject of or a participant in a threatened, pending or completed legal action by reason of the fact that such individual is or was a director or officer shall be indemnified and held harmless by us from and against the consequences of such action if it is determined that he acted in good faith and reasonably believed (i) his conduct was in our best interest, (ii) in all other cases, that his conduct was not opposed to our best interests, and (iii) with respect to criminal proceedings, that he had no reasonable cause to believe his conduct was unlawful; provided that if it is determined that such person is liable to us or is found liable on the basis that personal benefit was improperly received by such person, the indemnification is limited to reasonable expenses actually incurred by such person in connection with the legal action and shall not be made in respect of any legal action in which such person shall have been found liable for willful or intentional misconduct in the performance of his duty to us. Any indemnification (unless ordered by a court of competent jurisdiction) shall be made by us only upon a determination that indemnification of such person is proper in the circumstances by virtue of the fact that it shall have been determined that such person has met the applicable standard of conduct.

         Our Bylaws also provide that reasonable expenses, including court costs and attorneys' fees, incurred by our officers and directors in connection with a covered legal action shall be paid by us at reasonable intervals in advance of the final disposition of such action, upon receipt by us of a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification, and a written undertaking by or on behalf of such person to repay the amount paid or reimbursed by us if it is ultimately determined that he is not entitled to be indemnified.

         Our Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

         The Company has also purchased director and officer liability insurance, as permitted by Section 6.6 of its Bylaws.

         The foregoing discussion of our Bylaws is not intended to be exhaustive and is qualified in its entirety by our Bylaws.

         The Company has entered into an agreement with certain of its directors and officers indemnifying them to the fullest extent permitted by the foregoing. The Company has also purchased director and officer liability insurance, as permitted by Section 6.6 of its Bylaws.

Item 7. Exemption from Registration Claimed

         The shares were issued to the Plan. The issuance was made in reliance on the exemption from the registration requirements of the Securities Act, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale."

Item 8. Exhibits.

         The following exhibits are filed, or were previously filed, as part of this registration statement:

                      *  Incorporated by reference as noted.
                      ** Filed herewith.

Exhibit No.                             Description of Exhibit
-----------                             ----------------------

4.1.0 *           Articles of Incorporation of Computerized Thermal Imaging,
                  Inc., filed June 10, 1987 (incorporated by reference to the
                  Registrant's Registration Statement SB-2 filed March 3, 1998, as subsequently amended).
4.1.1 *           Amendment to Articles of Incorporation filed July 31, 1987
                  (incorporated by reference to the Registrant's Registration
                  Statement SB-2 filed March 3, 1998, as subsequently amended).
4.1.2 *           Amendment to Articles of Incorporation filed August 12, 1989
                  (incorporated by reference to the Registrant's Registration
                  Statement SB-2 filed March 3, 1998, as subsequently amended).
4.1.3 *           Amendment to Articles of Incorporation filed November 6,
                  1989 (incorporated by reference to the Registrant's
                  Registration Statement SB-2 filed March 3, 1998, as
                  subsequently amended).
4.1.4 *           Amendment to Articles of Incorporation filed April 22, 1992
                  (incorporated by reference to the Registrant's Registration
                  Statement SB-2 filed March 3, 1998, as subsequently amended).
4.1.5 *           Amendment to Articles of Incorporation filed February 17,
                  1998 (incorporated by reference to the Registrant's
                  Registration Statement SB-2 filed March 3, 1998, as
                  subsequently amended).
4.1.6 *           Amendment to Articles of Incorporation filed July 5, 2000
                  (incorporated by reference to the Registrant's Registration
                  Statement SB-2 filed March 3, 1998, as subsequently amended).
4.2 *             Bylaws of Computerized Thermal Imaging, Inc., as amended
                  January 15, 1998 (incorporated by reference to the
                  Registrant's Registration Statement SB-2 filed March 3, 1998, as subsequently amended).
5.1 **            Opinion of Davis Wright Tremaine LLP.
23.1 **           Consent of Deloitte & Touche, LLP.
23.2 **           Consent of HJ & Associates LLC.
23.3 **           Consent of Davis Wright Tremaine LLP (included in
                  Exhibit 5).
24.1 **           Power of Attorney (included on Signature Pages).
99.1 **           Computerized Thermal Imaging, Inc. 401(k) Retirement Plan
                  Restatement 2001 (the "Plan")
99.2 **           Computerized Thermal Imaging, Inc. 401(k) Retirement Plan
                  Restatement 2001 Amendment
99.3 **           Computerized Thermal Imaging, Inc. 401(k) Retirement Plan
                  Restatement 2001 Second Amendment

         The undersigned Registrant hereby undertakes to submit, or cause to be submitted, the Plan and any amendments thereto to the Internal Revenue Service (the "IRS") in a timely manner and to make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

Item 9. Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933.

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon on July 15, 2002

                                      COMPUTERIZED THERMAL IMAGING, INC.


                                      /s/Bernard J. Brady
                                      ------------------------------------------
                                      Bernard J. Brady, Chief Financial Officer,
                                      Secretary & Treasurer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature to this Registration Statement appears below hereby constitutes and appoints Bernard J. Brady, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


/s/Richard V. Secord                                           July 15, 2002
---------------------------------
RICHARD V. SECORD
Chairman of the Board & Chief Executive Officer


/s/John M. Brenna                                              July 15, 2002
---------------------------------
JOHN M. BRENNA
Director, President, & Chief Operating Officer


/s/Brent M. Pratley                                            July 15, 2002
---------------------------------
BRENT M. PRATLEY, M.D.
Director


/s/Milton R. Geilmann                                          July 15, 2002
---------------------------------
MILTON R. GEILMANN
Director


/s/Harry C. Aderholt                                           July 15, 2002
---------------------------------
HARRY C. ADERHOLT
Director


/s/Robert L. Simmons                                           July 15, 2002
---------------------------------
ROBERT L. SIMMONS
Director


/s/Bernard J. Brady                                            July 15, 2002
---------------------------------
BERNARD J. BRADY
Chief Financial Officer, Secretary & Treasurer

         Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Computerized Thermal Imaging, Inc. 401(k) Retirement Plan Restatement 2001) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon, on July 15, 2002.


                                        Computerized Thermal Imaging, Inc.
                                        401(k) Retirement Plan Restatement 2001


                                        By: /s/ Bernard J. Brady
                                            -----------------------------------
                                            Bernard J. Brady
                                            Plan Trustee

Exhibit Index

              *  Incorporated by reference as noted.
              ** Filed herewith.

Exhibit No.                             Description of Exhibit
-----------                             ----------------------

4.1.0 *           Articles of Incorporation of Computerized Thermal Imaging,
                  Inc., filed June 10, 1987 (incorporated by reference to the
                  Registrant's Registration Statement SB-2 filed March 3, 1998, as subsequently amended).
4.1.1 *           Amendment to Articles of Incorporation filed July 31, 1987
                  (incorporated by reference to the Registrant's Registration
                  Statement SB-2 filed March 3, 1998, as subsequently amended).
4.1.2 *           Amendment to Articles of Incorporation filed August 12, 1989
                  (incorporated by reference to the Registrant's Registration
                  Statement SB-2 filed March 3, 1998, as subsequently amended).
4.1.3 *           Amendment to Articles of Incorporation filed November 6,
                  1989 (incorporated by reference to the Registrant's
                  Registration Statement SB-2 filed March 3, 1998, as
                  subsequently amended).
4.1.4 *           Amendment to Articles of Incorporation filed April 22, 1992
                  (incorporated by reference to the Registrant's Registration
                  Statement SB-2 filed March 3, 1998, as subsequently amended).
4.1.5 *           Amendment to Articles of Incorporation filed February 17,
                  1998 (incorporated by reference to the Registrant's
                  Registration Statement SB-2 filed March 3, 1998, as
                  subsequently amended).
4.1.6 *           Amendment to Articles of Incorporation filed July 5, 2000
                  (incorporated by reference to the Registrant's Registration
                  Statement SB-2 filed March 3, 1998, as subsequently amended).
4.2 *             Bylaws of Computerized Thermal Imaging, Inc., as amended
                  January 15, 1998 (incorporated by reference to the
                  Registrant's Registration Statement SB-2 filed March 3, 1998, as subsequently amended).
5.1 **            Opinion of Davis Wright Tremaine LLP.
23.1 **           Consent of Deloitte & Touche, LLP.
23.2 **           Consent of HJ & Associates LLC.
23.3 **           Consent of Davis Wright Tremaine LLP (included in
                  Exhibit 5).
24.1 **           Power of Attorney (included on Signature Pages).
99.1 **           Computerized Thermal Imaging, Inc. 401(k) Retirement Plan
                  Restatement 2001 (the "Plan")
99.2 **           Computerized Thermal Imaging, Inc. 401(k) Retirement Plan
                  Restatement 2001 Amendment
99.3 **           Computerized Thermal Imaging, Inc. 401(k) Retirement Plan
                  Restatement 2001 Second Amendment